                                 EXHIBIT 99.1

Contacts: Daniel J. Thomas               Thomas E. Kiraly
          President and                  Executive Vice President and
          Chief Executive Officer        Chief Financial Officer
          (972) 364-8111                 (972) 364-8217


CONCENTRA OPERATING CORPORATION REPORTS FOURTH QUARTER RESULTS

     ADDISON, Texas, February 13, 2001 - Concentra Operating Corporation ("Concentra") today announced financial results for the fourth quarter and year ended December 31, 2000. Due primarily to a strong performance in the Company's Health Services and Specialized Cost Containment service lines, Concentra reported $26,532,000 in EBITDA for the fourth quarter, representing an 18% increase over the same period last year.

     Revenue for the fourth quarter rose 7% to $187,953,000 from $175,255,000 reported in the fourth quarter of 1999. Operating income increased 28% to $15,518,000 compared with $12,157,000 for the same period last year. Revenue for the year ended December 31, 2000, rose 10% to $752,161,000 from $681,412,000 in 1999. Operating income for 2000 increased 13% to $77,618,000 compared with $68,672,000, excluding non-recurring charges, reported last year.

     Earnings before interest, taxes, depreciation and amortization ("EBITDA"), as computed in a manner consistent with the definition set forth in the Company's $190 million Series A Senior Subordinated Notes, increased 18% to $26,532,000 in the fourth quarter of 2000 compared with $22,449,000 reported for the same period last year. For 2000, EBITDA totaled $119,300,000, representing an increase of 14% from $104,695,000 in the year-earlier period.

     After reflecting the non-operating effects of adopting new accounting standards for the valuation of interest rate hedging arrangements and revenue recognition, the Company reported a net loss for the fourth quarter and year ended December 31, 2000, totaling $9,568,000 and $6,551,000, respectively. In 1999, Concentra reported net losses of $2,028,000 for the fourth quarter and $26,504,000 for the year, with the latter amount including a non-recurring charge of $54,419,000, or $45,884,000 after tax, related to the Company's re-capitalization transaction in August 1999.

     At December 31, 2000, Concentra had no borrowings outstanding under its
$100,000,000 revolving credit facility.   During the fourth quarter of 2000, the
Company repaid $19,500,000 borrowed under this facility and ended the year with approximately $6,549,000 in cash and cash equivalents.

     Commenting on the results, Daniel J. Thomas, President and Chief Executive Officer, said, "The year 2000 was a defining period for the Company, and we are very pleased by the overall progress Concentra made during the year. As has been the case throughout 2000, Health Services again led our year-over-year growth in the fourth quarter. We were also aided by a strong performance in our Specialized Cost Containment service line."

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Concentra Reports Fourth Quarter Results
Page 2
February 13, 2001

     Thomas pointed out that Concentra's Health Services business posted solid growth during the fourth quarter of the year despite the challenges of inclement weather across many of its markets. Severe weather conditions forced closings and reduced operating times at many centers in such markets as Chicago, Detroit, Dallas, and across the Midwest. Additionally, a shortage of flu vaccine reduced visit counts in November and December. "Clearly, these challenges affected the level of patient visits we experienced during the fourth quarter and our results would have been even stronger were it not for these factors," he added.

     Same-market revenue for Health Services rose 6.3% in the fourth quarter and 8.8% for the year to date. These gains primarily related to a higher number of patient visits. During the fourth quarter, 51% of the total visits to Concentra's occupational healthcare centers related to non-injury care compared with 50% in the fourth quarter of 1999. Concentra ended 2000 with 216 occupational health centers located in 64 markets in 32 states.

     Thomas also noted that Concentra's Specialized Cost Containment services posted solid growth and improved EBITDA for the fourth quarter of 2000. "We are pleased with the contributions of our Concentra Preferred Systems, Provider Bill Review and Medical Exams businesses to our fourth quarter results. We've made excellent progress in these business units during 2000," he said.

     Separately, Thomas announced that Concentra's parent company has changed its name from Concentra Managed Care, Inc. to Concentra, Inc. "We believe this name more appropriately reflects the employer and insurance services nature of our business," said Thomas.

     In the fourth quarter of 2000, Concentra adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," pursuant to which the Company recorded a non-cash, non-operating charge of $6,822,000 prior to taxes to reflect a reduction in the fair value of the Company's interest rate hedging arrangements
in accordance with this new standard.   The Company also said it will restate
its first three quarters of operations during 2000 to reflect the periodic adjustment of its interest rate hedging arrangements to fair value in each of
those periods.   The periodic non-cash increases and decreases in non-operating income from these valuation adjustments relate to the Company's interest rate hedging agreements entered into in connection with its variable-rate $475
million Senior Secured Credit Facility.     If the Company holds these interest
rate hedging arrangements to maturity, the cumulative effect of these periodic earnings adjustments will ultimately equal zero.

     Additionally, Concentra implemented, retroactive to January 1, 2000, the new Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," pursuant to which the Company recorded a one-time, non-operating charge of $2,817,000 net of tax for the cumulative effect of the change in accounting for revenue from certain of its post-payment service offerings.

     A listen-only simulcast and replay of Concentra's fourth quarter conference call can be accessed at www.streetevents.com. The simulcast will begin at
                        --------------------
approximately 8:00 a.m. Central Time tomorrow; a replay of this call will be available at approximately noon Central Time tomorrow and may be accessed until March 14, 2001.

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Concentra Reports Fourth Quarter Results
Page 3
February 13, 2001

     Concentra Operating Corporation, the successor to and a wholly-owned subsidiary of Concentra, Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto, and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

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

Concentra Reports Fourth Quarter Results
Page 4
February 13, 2001

                        CONCENTRA OPERATING CORPORATION
                         a wholly-owned subsidiary of
                                CONCENTRA, INC.
                Unaudited Consolidated Statements of Operations
                                (in thousands)

                                            Three Months Ended           Year Ended
                                                December 31,            December 31,
                                         -----------------------   -----------------------
                                           2000           1999       2000           1999
                                         --------       --------   --------       --------
REVENUE:
Health Services                          $ 96,700       $ 87,643   $399,660       $330,064
Specialized Cost Containment               55,993         52,454    210,746        204,084
Field Case Management                      35,260         35,158    141,755        147,264
                                         --------       --------   --------       --------
 Total revenue                            187,953        175,255    752,161        681,412

COST OF SERVICES:
Health Services                            82,377         73,326    321,784        265,083
Specialized Cost Containment               35,693         35,734    143,031        137,293
Field Case Management                      33,473         32,500    128,609        132,113
                                         --------       --------   --------       --------
 Total cost of services                   151,543        141,560    593,424        534,489
                                         --------       --------   --------       --------

 Gross profit                              36,410         33,695    158,737        146,923

General and administrative expenses        17,177         18,073     66,491         65,291
Amortization of intangibles                 3,715          3,465     14,628         12,960
Non-recurring charge                            -              -          -         54,419
                                         --------       --------   --------       --------

 Operating income                          15,518         12,157     77,618         14,253

Interest expense                           16,928         16,165     68,932         35,779
Interest income                              (288)          (176)      (803)        (2,900)
Loss on change in fair value of
 hedging arrangements                       6,822              -      9,586              -
Other, net                                   (462)          (244)      (725)          (391)
                                         --------       --------   --------       --------
Income (loss) before income taxes          (7,482)        (3,588)       628        (18,235)
 Provision (benefit) for income taxes        (731)        (1,560)     4,362          8,269
                                         --------       --------   --------       --------
Income (loss) before effect of
 accounting change                         (6,751)        (2,028)    (3,734)       (26,504)
Cumulative effect of accounting
 change, net of tax                         2,817              -      2,817              -
                                         --------       --------   --------       --------

Net income (loss)                        $ (9,568)      $ (2,028)  $ (6,551)      $(26,504)
                                         ========       ========   ========       ========

The consolidated statements of operations above include the post-recapitalization transaction operating results of Concentra Operating Corporation, a wholly-owned subsidiary of Concentra, Inc. and the pre-recapitalization transaction operating results of Concentra, Inc. The recapitalization transaction was completed on August 17, 1999.

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Concentra Reports Fourth Quarter Results
Page 5
February 13, 2001

                        CONCENTRA OPERATING CORPORATION
                         a wholly-owned subsidiary of
                                CONCENTRA, INC.
                          Consolidated Balance Sheets
                                (in thousands)

                                                            December 31,  December 31,
                                                               2000          1999
                                                            -----------   ------------
   ASSETS                                                   (unaudited)

CURRENT ASSETS:
 Cash and cash equivalents                                  $    6,549    $    14,371
 Accounts receivable, net                                      160,418        156,239
 Prepaid expenses and other current assets                      24,679         28,674
                                                            ----------    -----------
  Total current assets                                         191,646        199,284

PROPERTY AND EQUIPMENT, NET                                    109,110        104,068

GOODWILL AND OTHER INTANGIBLE ASSETS, NET                      323,162        324,984

OTHER ASSETS                                                    32,937         25,768
                                                            ----------    -----------
                                                              $656,855       $654,104
                                                            ==========    ===========

  LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
 Revolving credit facility                                  $        -    $     4,000
 Current portion of long-term debt                               5,228          3,805
 Accounts payable and accrued expenses                          70,189         81,768
                                                            ----------    -----------
  Total current liabilities                                     75,417         89,573

LONG-TERM DEBT, NET                                            556,334        559,942

DEFERRED INCOME TAXES AND OTHER LIABILITIES                     51,589         43,862

FAIR VALUE OF HEDGING ARRANGEMENTS                               9,586              -

STOCKHOLDER'S EQUITY (DEFICIT)                                 (36,071)       (39,273)
                                                            ----------    -----------
                                                              $656,855       $654,104
                                                            ==========    ===========

                                     -END-